EXHIBIT 10.45
The Goldman Sachs Group, Inc.
____________________________ Award
This Award Agreement, together with The Goldman Sachs Amended and Restated Stock Incentive Plan (2021) (the “Plan”), governs your ____________________ of performance-based RSUs (your “Award” or “PSUs”). You should read carefully this entire Award Agreement, which includes the Award Statement, any attached Appendix and the signature card.
Acceptance
1.You Must Decide Whether to Accept this Award Agreement. To be eligible to receive your Award, you must by the date specified (a) open and activate an Account and (b) agree to all the terms of your Award by executing the related signature card in accordance with its instructions. By executing the signature card, you confirm your agreement to all of the terms of this Award Agreement, including the arbitration and choice of forum provisions in Paragraph 17.
Documents that Govern Your Award; Definitions
2.The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement.
3.Your Award Statement. The Award Statement delivered to you contains some of your Award’s specific terms. For example, it contains the number of PSUs subject to this Award, the Performance Period and the Performance Goal[s] applicable to your Award. It also contains the Vesting Date[s], the Determination Date and the Settlement Date for your Award and the Transferability Date for any Shares at Risk that may be delivered to you in respect of any Settlement Amount that you may earn. The number of PSUs on your Award Statement is not necessarily the number of PSUs in respect of which the Settlement Amount will be earned, but is merely the basis for determining the amount (if any) that will be delivered to you.
4.Definitions. Unless otherwise defined herein, including in the Definitions Appendix or any other Appendix, capitalized terms have the meanings provided in the Plan.
Vesting of Your PSUs
5.Vesting. On each Vesting Date listed on your Award Statement, you will become Vested in the amount of Outstanding PSUs listed next to that date. When a PSU becomes Vested, it means only that your continued active Employment is not required to earn delivery in respect of that PSU. Vesting does not mean you have a non-forfeitable right to the Vested portion of your Award. The terms of this Award Agreement (including conditions to delivery, satisfaction of the Performance Goal[s] and any applicable Transfer Restrictions) continue to apply to your Award, and failure to meet such terms may result in the termination of this Award (as a result of which no delivery in respect of such Vested PSUs would be made) and you can still forfeit Vested PSUs and Shares at Risk.
Performance Goal[s]
6.Performance. The Settlement Amount is dependent, and may vary based, on achievement of the Performance Goal[s] over the Performance Period. On the Determination Date, the Firm will determine whether or not, and to what extent, the Performance Goal[s] for that Performance Period [has][have] been satisfied. All your rights with respect to the Settlement Amount [(and any Dividend Equivalent Payments)] are dependent on the extent to which the Performance Goal[s] [is][are] achieved, and any rights to delivery in respect of your Outstanding PSUs immediately will terminate and no Settlement Amount will be delivered in respect of such PSUs upon the Committee’s determination, in its sole discretion, that the Performance Goal[s] [has][have] not been satisfied to the extent necessary to result in delivery in respect of the PSUs.
Settlement Amount

7.Settlement.
(a)In General. Subject to satisfaction of the terms of this Award, including satisfaction of the Performance Goal[s], on the Settlement Date, you will receive delivery (less applicable withholding as described in Paragraph 14(a)) of the Settlement Amount [and payment of any Dividend Equivalent Payments] as further described in this Award Agreement and in your Award Statement. Until such delivery and payment, you have only the rights of a general unsecured creditor and you do not have any rights as a shareholder of GS Inc. with respect to either the PSUs or the Settlement Amount. Without limiting the Committee’s authority under Section 1.3.2(h) of the Plan, the Firm may accelerate any Settlement Date by up to 30 days.
(b)Form of Delivery. The Settlement Amount will be delivered in the form of Shares (by book entry credit to your Account).
(c)Shares at Risk. ___ percent of the Shares delivered to you in respect of the Settlement Amount will be Shares at Risk subject to Transfer Restrictions until the [applicable] Transferability Date [listed on your Award Statement]. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions on Shares at Risk will be void. Within 30 Business Days after the [applicable] Transferability Date [listed on your Award Statement] (or any other date on which the Transfer Restrictions are to be removed), GS Inc. will remove the Transfer Restrictions. The Committee or the SIP Committee may select multiple dates within such 30-Business-Day period on which to remove Transfer Restrictions for all or a portion of the Shares at Risk with the same Transferability Date listed on the Award Statement, and all such dates will be treated as a single Transferability Date for purposes of this Award.
(d)[Voluntary Deferral of Settlement Date. Subject to any procedures and agreement terms adopted by the Committee to govern any such election, at least 12 months prior to the last day of the original Performance Period set forth on the Award Statement (or such other date as may be permitted under Section 409A), you may make an irrevocable election to defer the Settlement Date[s] (and the delivery of the Settlement Amount [and payment of any Dividend Equivalent Payments, each] determined as of the Determination Date) until the fifth anniversary of the originally scheduled Settlement Date[s] set forth on the Award Statement (or such other date as may be permitted by Section 409A). Any such election will be in accordance with the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. § 1.409A-2(b) or otherwise as may be permitted under Section 409A.]

[Dividend Equivalent Rights][Dividends]
8.[Dividend Equivalent Rights][Dividends]. [To the extent described in your Award Statement, each PSU will include a Dividend Equivalent Right, which will be subject to the provisions of Section 2.8 of the Plan. Accordingly, for each of your Outstanding PSUs with respect to which delivery is made under the Settlement Amount, you will be entitled to payments under Dividend Equivalent Rights equal to any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment to you of amounts under Dividend Equivalent Rights (less applicable withholding as described in Paragraph 14(a)) is conditioned upon the delivery under the Settlement Amount in respect of the PSUs to which such Dividend Equivalent Rights relate, and you will have no right to receive any Dividend Equivalent Payments relating to PSUs for which you do not receive delivery under the Settlement Amount (including, without limitation, due to a failure to satisfy the Performance Goal[s]). Dividend Equivalent Payments will be paid on the Settlement Date.] [You will be entitled to receive on a current basis any regular cash dividend paid in respect of your Shares at Risk. The PSUs do not include Dividend Equivalent Rights.]
Forfeiture of Your Award
9.How You May Forfeit Your Award. This Paragraph 9 sets forth the events that result in forfeiture of up to all of your PSUs and Shares at Risk and may require repayment to the Firm of up to all amounts previously paid or delivered to you under your PSUs in accordance with Paragraph 10. More than one event may apply, and in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event. In addition, the Firm reserves the right to (a) suspend vesting of Outstanding PSUs, delivery of the Settlement Amount [and payment of any Dividend Equivalent Payments] or release of Transfer Restrictions on Shares at Risk, (b) deliver the Settlement Amount, [any Dividend Equivalent Payments] or dividends into an escrow account in accordance with Paragraph 14(f)(v) or (c) apply Transfer Restrictions to any Shares in connection with any investigation of whether any of the events that result in forfeiture under the Plan or this Paragraph 9 have occurred. Paragraph 12 (relating to [certain circumstances under which you will not forfeit your unvested PSUs upon Employment termination][Extended Absence and Qualified Termination]) and Paragraph 13 (relating to [certain circumstances under which vesting and/or release of Transfer Restrictions may be accelerated][Change in Control and death]) provide for exceptions to one or more provisions of this Paragraph 9. [The U.K. Material Risk Taker Appendix supplements this Paragraph 9 and sets forth additional events that result in forfeiture of up to all of your PSUs and Shares at Risk and may require repayment to the Firm as described in Paragraph 10 and the U.K. Material Risk Taker Appendix.]
(a)Unvested PSUs Forfeited if Your Employment Terminates. If your Employment terminates for any reason or you are otherwise no longer actively Employed with the Firm (which includes off-premises notice periods, “garden leaves,” pay in lieu of notice or any other similar status), your rights to your Outstanding PSUs that are not Vested will terminate, and no Settlement Amount will be delivered in respect thereof.
(b)Vested and Unvested PSUs Forfeited Upon Certain Events. If any of the following occurs, your rights to all of your Outstanding PSUs (whether or not Vested) will terminate, and no Settlement Amount will be delivered in respect thereof, as may be further described below:
(i)You Associate With a Covered Enterprise. Except as prohibited by applicable law, you Associate With a Covered Enterprise during the Performance Period.
(ii)You Solicit Clients or Employees, Interfere with Client or Employee Relationships or Participate in the Hiring of Employees. Before the [First] Settlement Date [listed on your Award Statement] and except as prohibited by applicable law, either:
(A)    you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Covered Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm, (4) Solicit any Selected Firm Personnel to apply for or accept employment (or other association) with any person or entity other than the Firm or (5) participate in the hiring of any Selected Firm Personnel by any person or entity other than the Firm (including, without limitation, participating in the identification of individuals for potential hire, and participating in any hiring decision), whether as an employee or consultant or otherwise, or
(B)    Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status by any entity where you have, or will have, direct or indirect managerial responsibility for such Selected Firm Personnel, unless the Committee determines that you were not involved in such Solicitation, hiring or acceptance.
(iii)You Failed to Consider Risk. You Failed to Consider Risk during ________.
(iv)Your Conduct Constitutes Cause. Any event that constitutes Cause [(including, for the avoidance of doubt, “Serious Misconduct” as defined in the U.K. Material Risk Taker Appendix)] has occurred before the [applicable] Settlement Date.
(v)You Do Not Meet Your Obligations to the Firm. The Committee determines that, before the [applicable] Settlement Date, you failed to meet, in any respect, any obligation under any agreement with the Firm, or any agreement entered into in connection with your Employment or this Award, including the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement relating to the Firm. Your failure to pay or reimburse the

Firm, on demand, for any amount you owe to the Firm will constitute (A) failure to meet an obligation you have under an agreement, regardless of whether such obligation arises under a written agreement, and/or (B) a material violation of Firm policy constituting Cause.
(vi)You Do Not Provide Timely Certifications or Comply with Your Certifications. You fail to certify to GS Inc. that you have complied with all of the terms of the Plan and this Award Agreement, or the Committee determines that you have failed to comply with a term of the Plan or this Award Agreement to which you have certified compliance.
(vii)You Do Not Follow Dispute Resolution/Arbitration Procedures. You attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 17 or Section 3.17 of the Plan, or you attempt to arbitrate a dispute without first having exhausted your internal administrative remedies in accordance with Paragraph 14(f)(viii).
(viii)You Bring an Action that Results in a Determination that Any Award Agreement Term Is Invalid. As a result of any action brought by you, it is determined that any term of this Award Agreement is invalid.
(ix)You Receive Compensation in Respect of Your Award from Another Employer. Your Employment terminates for any reason or you otherwise are no longer actively Employed with the Firm and another entity grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of your Outstanding PSUs.
(x)[GS Inc. Fails to Maintain the Minimum Tier 1 Capital Ratio. Before the [applicable] Settlement Date, GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days.]
(xi)[GS Inc. Is Determined to Be in Default. Before the [applicable] Settlement Date, the Board of Governors of the Federal Reserve or the FDIC makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default.”]
(xii)[Accounting Restatement Required Under Sarbanes-Oxley. GS Inc. is required to prepare an accounting restatement due to GS Inc.’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws as described in Section 304(a) of Sarbanes-Oxley; provided, however, that your rights with respect to the PSUs will only be terminated to the same extent that would be required under Section 304(a) of Sarbanes-Oxley had you been a “chief executive officer” or “chief financial officer” of GS Inc. (regardless of whether you actually hold such position at the relevant time).]
(xiii)Accounting Restatement Required and Dodd-Frank Clawback Policy Applies. GS Inc. is required to prepare an “Accounting Restatement” as described in GS Inc.’s Policy for Recovery of Erroneously Awarded Compensation (the “Dodd-Frank Clawback Policy”); in each case if, and to the same extent as, required under the Dodd-Frank Clawback Policy. For the avoidance of doubt, PSUs previously granted to you are also subject to forfeiture and clawback under this Paragraph 9(a)[(xii)/(xiii)].
(c)Shares at Risk Forfeited upon Certain Events. To the extent you receive delivery of Shares at Risk in connection with any Settlement Amount, if any of the following occurs your rights to all of your Shares at Risk will terminate and your Shares at Risk will be cancelled, in each case, as may be further described below:
(i)You Failed to Consider Risk. You Failed to Consider Risk during ________.
(ii)Your Conduct Constitutes Cause. Any event that constitutes Cause has occurred before the [applicable] Transferability Date.

(iii)You Do Not Meet Your Obligations to the Firm. The Committee determines that, before the [applicable] Transferability Date, you failed to meet, in any respect, any obligation under any agreement with the Firm, or any agreement entered into in connection with your Employment or this Award, including the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement relating to the Firm. Your failure to pay or reimburse the Firm, on demand, for any amount you owe to the Firm will constitute (A) failure to meet an obligation you have under an agreement, regardless of whether such obligation arises under a written agreement and/or (B) a material violation of Firm policy constituting Cause.
(iv)You Do Not Provide Timely Certifications or Comply with Your Certifications. You fail to certify to GS Inc. that you have complied with all of the terms of the Plan and this Award Agreement, or the Committee determines that you have failed to comply with a term of the Plan or this Award Agreement to which you have certified compliance.
(v)You Do Not Follow Dispute Resolution/Arbitration Procedures. You attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 17 or Section 3.17 of the Plan, or you attempt to arbitrate a dispute without first having exhausted your internal administrative remedies in accordance with Paragraph 14(f)(viii).
(vi)You Bring an Action that Results in a Determination that Any Award Agreement Term Is Invalid. As a result of any action brought by you, it is determined that any term of this Award Agreement is invalid.
(vii)You Receive Compensation in Respect of Your Award from Another Employer. Your Employment terminates for any reason or you otherwise are no longer actively Employed with the Firm and another entity grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Shares at Risk; provided, however, that your rights will only be terminated in respect of the Shares at Risk that are replaced, substituted for or otherwise considered by such other entity in making its grant.
(viii)[Accounting Restatement Required Under Sarbanes-Oxley. GS Inc. is required to prepare an accounting restatement due to GS Inc.’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws as described in Section 304(a) of Sarbanes-Oxley; provided, however, that your rights will only be terminated in respect of Shares at Risk to the same extent that would be required under Section 304(a) of Sarbanes-Oxley had you been a “chief executive officer” or “chief financial officer” of GS Inc. (regardless of whether you actually hold such position at the relevant time).]
(ix)Accounting Restatement Required and Dodd-Frank Clawback Policy Applies. GS Inc. is required to prepare an “Accounting Restatement” as described in the Dodd-Frank Clawback Policy; in each case if, and to the same extent as, required under the Dodd-Frank Clawback Policy. For the avoidance of doubt, Shares at Risk in respect of PSUs previously granted to you are also subject to forfeiture and clawback under this Paragraph 9(b)[(viii)/(ix)].
Repayment of Your Award
10.When You May Be Required to Repay Your Award.
(a)Repayment, Generally. If the Committee determines that any term of this Award was not satisfied, you will be required, immediately upon demand therefor, to repay to the Firm the following:
(i)Any Settlement Amount (including any Shares at Risk) for which the terms (including the terms for delivery) of the related PSUs were not satisfied, in accordance with Section 2.6.3 of the Plan.
(ii)Any Shares at Risk for which the terms (including the terms for the release of Transfer Restrictions) were not satisfied, in accordance with Section 2.5.3 of the Plan.

(iii)Any Shares that were delivered (but not subject to Transfer Restrictions) at the same time any Shares at Risk that are cancelled or required to be repaid were delivered.
(iv)[Any Dividend Equivalent Payments for which the terms were not satisfied (including any such payments made in respect of PSUs that are forfeited or any Settlement Amount that is required to be repaid), in accordance with Section 2.8.3 of the Plan.]
(v)Any dividends paid in respect of any delivered Shares (including Shares at Risk) that are cancelled or required to be repaid.
(vi)Any amount applied to satisfy tax withholding or other obligations with respect to any PSUs, Settlement Amount [(including Shares at Risk)], [and] dividend payments [and Dividend Equivalent Payments] that are forfeited or required to be repaid.
(b)Repayment Upon Materially Inaccurate Financial Statements. If any delivery is made under this Award Agreement based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or other materially inaccurate performance criteria, you will be obligated to repay to the Firm, immediately upon demand therefor, any excess amount delivered, as determined by the Committee in its sole discretion. For the avoidance of doubt, this Paragraph 10(b) includes any repayment required following an “Accounting Restatement” under the Dodd-Frank Clawback Policy.
(c)[Repayment Upon Accounting Restatement Required Under Sarbanes-Oxley. If an event described in Paragraphs 9(b)(xii) and 9(c)(viii) (relating to a requirement under Sarbanes-Oxley that GS Inc. prepare an accounting restatement) occurs, any Settlement Amount (including Shares at Risk), dividend payments, [Dividend Equivalent Payments,] cash or other property delivered, paid or withheld in respect of this Award will be subject to repayment as described in Paragraph 10(a) to the same extent that would be required under Section 304(a) of Sarbanes-Oxley had you been a “chief executive officer” or “chief financial officer” of GS Inc. (regardless of whether you actually hold such position at the relevant time).]
Terminations of Employment
11.Termination of Employment Generally. Unless the Committee determines otherwise, if your Employment terminates for any reason or you are otherwise no longer actively Employed with the Firm (which includes off-premises notice periods, “garden leaves,” pay in lieu of notice or any other similar status), the Performance Goal[s] applicable to your Outstanding PSUs will continue to apply with respect to your Vested PSUs [(e.g., PSUs that become Vested in connection with Extended Absence, Qualified Termination, Change in Control or death as described in Paragraphs 12 and 13)] and the determination of the Settlement Amount will continue to be subject to whether or not, and to what extent, the Performance Goal[s] [has][have] been achieved with respect to your Vested PSUs, in each case, as provided in Paragraph 6. All other terms of this Award Agreement, including the forfeiture and repayment events in Paragraphs 9 and 10, continue to apply.
12.[Circumstances Under Which You Will Not Forfeit Your Unvested PSUs on Employment Termination (but the Performance Goal, Original Settlement Date and Transferability Date Continue to Apply). If your Employment terminates at a time when you meet the requirements for Extended Absence or Retirement, each as described below, then Paragraph 9(a) will not apply, and your Outstanding PSUs will be treated as described in this Paragraph 12. The Performance Goal applicable to your Outstanding PSUs will continue to apply and the determination of the Settlement Amount will continue to be subject to whether or not, and to what extent, the Performance Goal has been achieved, in each case, as provided in Paragraph 6. All other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 9 and 10, continue to apply.
(a)Extended Absence or Retirement. If your Employment terminates by Extended Absence or Retirement, your Outstanding PSUs that are not Vested will become Vested. For the avoidance of doubt, your rights to any Outstanding PSUs will be terminated and no Settlement Amount will be delivered in respect thereof if you Associate With a Covered Enterprise during the Performance Period, as described in Paragraph 9(b)(i).]
13.[Extended Absence or Qualified Termination. If your Employment terminates at a time when you meet the requirements for Extended Absence or a Qualified Termination, then Paragraph 9(a) will not apply to the extent described in this Paragraph 12, and your Outstanding PSUs will be treated as described in this Paragraph 12. All other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 9 and 10, continue to apply. In each case, the Performance Goals applicable to your Outstanding PSUs will continue to apply, and the determination of the Settlement Amount will continue to be subject to whether or not, and to what extent, the Performance Goals have been achieved, as provided in Paragraph 6.
(a)Extended Absence. If your Employment terminates by Extended Absence, your Outstanding PSUs that are not Vested will be treated as Vested. However, your rights to any Outstanding PSUs that are treated as Vested by this Paragraph 12(a) will terminate and no Settlement Amount will be delivered in respect thereof if you Associate With a Covered Enterprise during the Performance Period, as described in Paragraph 9(b)(i).
(b)Qualified Termination. If the Firm terminates your Employment solely by reason of a Qualified Termination and you execute a general waiver and release of claims and an agreement to pay any associated tax liability in the form the Firm prescribes, a pro rata portion of your Outstanding PSUs (based on the portion of the Performance Period during which you were Employed) will become Vested. For the avoidance of doubt, your rights to any Outstanding PSUs will be terminated and no Settlement Amount will be delivered in respect thereof if you Associate With a Covered Enterprise during the Performance Period, as described in Paragraph 9(b)(i).]
14.[Accelerated Vesting and/or Release of Transfer Restrictions in the Event of a Qualifying Termination After a Change in Control or Death. In the event of your Qualifying Termination After a Change in Control or death, each as described below, Paragraph 9(a) will not apply, your Outstanding PSUs or, to the extent you have received delivery in connection with any Settlement Amount, your Shares at Risk, will be treated as described in this Paragraph 13, and, except as set forth in Paragraph 13(a), all other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 9 and 10, continue to apply. In each case, the Performance Goal applicable to your Outstanding PSUs will continue to apply and the determination of the Settlement Amount will continue to be subject to whether or not, and to what extent, the Performance Goal has been achieved, in each case, as provided in Paragraph 6.
(a)You Have a Qualifying Termination After a Change in Control. If your Employment terminates when you meet the requirements of a Qualifying Termination After a Change in Control, you will, on the Settlement Date, receive delivery of the Settlement Amount and payment of the Dividend Equivalent Payments that, in each case, would have otherwise been made pursuant to Paragraph 6, and any Transfer Restrictions will cease to apply to your Shares at Risk. In addition, the forfeiture events in Paragraph 9 will not apply to your Shares at Risk.
(b)Death. If you die, after such documentation as may be requested by the Committee is provided to the Committee, (i) your Account will receive delivery of the Settlement Amount and payment of the Dividend Equivalent Payments on the Settlement Date that, in each case, would have otherwise been made pursuant to Paragraph 6, and (ii) any Transfer Restrictions will cease to apply to your Shares at Risk as soon as practicable after the date of death.
15.[Change in Control or Death. In the event of a Change in Control or death, each as described below, your Outstanding PSUs will be treated as described in this Paragraph 13. All other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 9 and 10, continue to apply. In each case, the Performance Goals applicable to your Outstanding PSUs will continue to apply, and the determination of the Settlement Amount will continue to be subject to whether or not, and to what extent, the Performance Goals have been achieved, as provided in Paragraph 6.
(a)Change in Control.

(i)In the event of a Change in Control which would result in none of GS Inc., its successors (including any surviving or acquiring entity or its affiliates) or affiliates being listed or publicly traded on any national securities exchange (“Delisting Change in Control”): (A) Paragraph 9(a) will not apply and your PSUs that are not Vested will become Vested, (B) the last day of the Performance Period will be deemed to be the effective date of the Change in Control, (C) the Determination Date will be as soon as practicable after the effective date of the Change in Control and (D) the Settlement Date[s] will occur as soon as practicable following the Determination Date, but no later than March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. § 1.409A-1(b)(4). Any Transfer Restrictions will cease to apply to your Shares at Risk, and the forfeiture events in Paragraph 9 will not apply to your Shares at Risk.
(ii)If the Change in Control is not a Delisting Change in Control described in Paragraph 13(a)(i) and if your Employment terminates when you meet the requirements of a Qualifying Termination After a Change in Control, then (i) Paragraph 9(a) will not apply and your PSUs that are not Vested will become Vested, and (ii) you will receive delivery of the Settlement Amount [and payment of the Dividend Equivalent Payments] on the [applicable] Settlement Date that would have otherwise been made pursuant to Paragraph 6. Any Transfer Restrictions will cease to apply to your Shares at Risk, and the forfeiture events in Paragraph 9 will not apply to your Shares at Risk.
(b)Death. If you die, after such documentation as may be requested by the Committee is provided to the Committee, (i) Paragraph 9(a) will not apply and your PSUs that are not Vested will become Vested, (ii) your Account will receive delivery of the Settlement Amount [and payment of the Dividend Equivalent Payments] on the [applicable] Settlement Date that would have otherwise been made pursuant to Paragraph 6, and (iii) any Transfer Restrictions will cease to apply to your Shares at Risk as soon as practicable after the date of death.]

Other Terms, Conditions and Agreements
16.Additional Terms, Conditions and Agreements.
(a)You Must Satisfy Applicable Tax Withholding Requirements. Delivery of the Settlement Amount is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan, which includes the Firm deducting or withholding amounts from any payment or distribution to you. In addition, to the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, state, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, Vesting or delivery of this Award by requiring you to choose between remitting the amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In no event, however, does this Paragraph 14(a) give you any discretion to determine or affect the timing of delivery of the Settlement Amount or the timing of payment of tax obligations.
(b)Firm May Deliver Cash or Other Property in Respect of the Settlement Amount. In accordance with Section 1.3.2(i) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the Settlement Amount, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to delivery of the Settlement Amount will include such deliveries of cash, other securities, other awards under the Plan or other property.
(c)Amounts May Be Rounded to Avoid Fractional Shares. PSUs that become Vested on a Vesting Date and any amounts delivered in respect of the Settlement Amount[, including Shares at Risk,] may be rounded to avoid fractional Shares.
(d)You May Be Required to Become a Party to the Shareholders’ Agreement. Your rights to your PSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees (e.g., employees with a similar title or position) of the Firm are required to be a party.

(e)Firm May Affix Legends and Place Stop Orders on Shares. GS Inc. may affix to Certificates representing Shares any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
(f)You Agree to Certain Consents, Terms and Conditions. By accepting this Award you understand and agree that:
(i)You Agree to Certain Consents as a Condition to the Award. You have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable;
(ii)You Are Subject to the Firm’s Policies, Rules and Procedures. You are subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the “Firmwide Policy with Respect to Personal Transactions Involving GS Securities and GS Equity Awards” or any successor policies), and confidential or proprietary information, and you will effect sales of Shares in accordance with such rules and procedures as may be adopted from time to time (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm);
(iii)You Are Responsible for Costs Associated with Your Award. You will be responsible for all brokerage costs and other fees or expenses associated with your Award, including those related to the sale of Shares;
(iv)You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Accept Delivery. You will be deemed to have represented and certified that you have complied with all of the terms of the Plan and this Award Agreement when any Settlement Amount [and Dividend Equivalent Payments are] [is] delivered to you, and you request the sale of Shares following the release of Transfer Restrictions on Shares at Risk;
(v)Firm May Deliver Your Award into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the Settlement Amount may initially be delivered[, and any Dividend Equivalent Payments and dividends may initially be paid,] into and held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on deliveries required by this Award Agreement have been satisfied;
(vi)You May Be Required to Certify Compliance with Award Terms; You Are Responsible for Providing the Firm with Updated Address and Contact Information After Your Departure from the Firm. If your Employment terminates while you continue to hold PSUs or Shares at Risk, from time to time, you may be required to provide certifications of your compliance with all of the terms of the Plan and this Award Agreement as described in Paragraphs 9(b)(vi) and 9(c)(iv). You understand and agree that (A) your address on file with the Firm at the time any certification is required will be deemed to be your current address, (B) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (C) you are responsible for contacting the Firm to obtain such certification materials if not received and (D) your failure to return properly completed certification materials by the specified deadline (which includes your failure to timely return the completed certification because you did not provide the Firm with updated contact information) will result in the forfeiture of all of your PSUs or Shares at Risk and subject previously delivered amounts to repayment under Paragraphs 9(b)(vi) and 9(c)(iv);
(vii)You Authorize the Firm to Register, in Its or Its Designee's Name, Any Shares at Risk and Sell, Assign or Transfer Any Forfeited Shares at Risk. You are granting to the Firm the full power and authority to register any Shares at Risk in its or its designee's name and authorizing the Firm or its designee to sell, assign or transfer any Shares at Risk if you forfeit your Shares at Risk;
(viii)You Must Comply with Applicable Deadlines and Procedures to Appeal Determinations Made by the Committee. If you disagree with a determination made by the Committee, the SIP Committee, the SIP Administrators, or any of their delegates or designees and you wish to appeal such determination, you must submit a written request to the SIP Committee for review within 180 days after the determination at issue. You must exhaust your internal administrative remedies (i.e., submit your appeal and wait for resolution of that appeal) before seeking to resolve a dispute through arbitration pursuant to Paragraph 17 and Section 3.17 of the Plan; and
(ix)You Agree that Covered Persons Will Not Have Liability. In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.
17.Non-transferability. Except as otherwise may be provided in this Paragraph 15 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan will apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 15 or Section 3.5 of the Plan will be void. The Committee may adopt procedures pursuant to which some or all recipients of PSUs and Shares at Risk may transfer some or all of their PSUs or Shares at Risk (which will continue to be subject to Transfer Restrictions until the [applicable] Transferability Date) through a gift for no consideration to any immediate family member, a trust or other estate planning vehicle approved by the Committee or SIP Committee in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest.
18.Right of Offset. Except as provided in Paragraph 19(d), the obligation to deliver the Settlement Amount, pay dividends [or Dividend Equivalent Payments] or release Transfer Restrictions under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.
Arbitration, Choice of Forum and Governing Law
19.Arbitration; Choice of Forum.
(a)By accepting this award, you are indicating that you understand and agree that the arbitration and choice of forum provisions set forth in Section 3.17 of the Plan will apply to this Award to the fullest extent permitted by applicable law. These provisions, which are expressly incorporated herein by reference, provide among other things that any dispute, controversy or claim between the Firm and you arising out of or relating to or concerning the Plan or this Award Agreement will be finally settled by arbitration, pursuant to the terms more fully set forth in Section 3.17 of the Plan; provided that nothing herein shall preclude you from filing a charge with or participating in any investigation or proceeding conducted by any governmental authority, including but not limited to the SEC, the Equal Employment Opportunity Commission and a state or local human rights agency, as well as law enforcement.
(b)To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.
(c)Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.
(d)The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.

(e)Nothing in this Award Agreement creates a substantive right to bring a claim under U.S. Federal, state, or local employment laws.
(f)By accepting your Award, you irrevocably appoint each General Counsel of GS Inc., or any person whom the General Counsel of GS Inc. designates, as your agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning the Plan or any Award which is not arbitrated pursuant to the provisions of Section 3.17.1 of the Plan, who shall promptly advise you of any such service of process.
(g)To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider any claim as to which you have not first exhausted your internal administrative remedies in accordance with Paragraph 14(f)(viii).
20.Governing Law. This Award will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
Certain Tax Provisions
21.Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 19 apply to you only if you are a U.S. taxpayer.
(a)This Award Agreement and the Plan provisions that apply to this Award are intended and will be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Paragraph 19 and the other provisions of this Award Agreement, this Paragraph 19 will govern.
(b)Settlement will not be delayed beyond the date on which all applicable conditions or restrictions on settlement in respect of your PSUs required by this Award Agreement (including [those specified in Paragraph 12(b) (execution of waiver and release of claims agreement to pay associated tax liability) and] the consents and other items specified in Section 3.3 of the Plan) are satisfied. To the extent that any portion of this Award is intended to satisfy the requirements for short-term deferral treatment under Section 409A, settlement in respect of such portion will occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. § 1.409A-1(b)(4) in order for settlement to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on settlement to be satisfied, the Committee elects, pursuant to Reg. § 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay settlement to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including Reg. § 1.409A-3(d). For the avoidance of doubt, if the Award includes a “series of installment payments” as described in Reg. § 1.409A-2(b)(2)(iii), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.
(c)Notwithstanding the provisions of Paragraph 14(b) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any delivery or payment (including in the form of Shares at Risk or other property) that the Firm may make in respect of your PSUs will not have the effect of deferring payment, delivery, income inclusion, or a substantial risk of forfeiture, beyond the date on which such payment, delivery or inclusion would occur or such risk of forfeiture would lapse, with respect to the payment or delivery that would otherwise have been made (unless the Committee elects a later date for this purpose pursuant to Reg. § 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. § 1.409A-2(b)).

(d)Paragraph 16 and Section 3.4 of the Plan will not apply to Awards that are 409A Deferred Compensation except to the extent permitted under Section 409A.
(e)Settlement in respect of any portion of the Award may be made, if and to the extent elected by the Committee, later than the relevant Settlement Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A Deferred Compensation, only to the extent that the later payment or delivery, as applicable, is permitted under Section 409A).
(f)You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A, but in no event will you be permitted to designate, directly or indirectly, the taxable year of the delivery.
Committee Authority, Amendment, Construction and Regulatory Reporting
22.Committee Authority. The Committee has the authority to determine, in its sole discretion, that any event triggering forfeiture or repayment of your Award will not apply, to limit the forfeitures and repayments that result under Paragraphs 9 and 10 and to remove Transfer Restrictions before the [applicable] Transferability Date. [In addition, the Committee, in its sole discretion, may determine whether Paragraph 12(b) will apply upon a termination of Employment.]
23.Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award or the timing of delivery will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.
24.Construction, Headings. Unless the context requires otherwise, (a) words describing the singular number include the plural and vice versa, (b) words denoting any gender include all genders and (c) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.
25.Providing Information to the Appropriate Authorities. In accordance with applicable law, nothing in this Award Agreement (including the forfeiture and repayment provisions in Paragraphs 9 and 10) or the Plan prevents you from providing information you reasonably believe to be true to the appropriate governmental authority, including a regulatory, judicial, administrative, or other governmental entity; reporting possible violations of law or regulation; making other disclosures that are protected under any applicable law or regulation; or filing a charge or participating in any investigation or proceeding conducted by a governmental authority. For the avoidance of doubt, governmental authority includes federal, state and local government agencies such as the SEC, the Equal Employment Opportunity Commission and any state or local human rights agency (e.g., the New York State Division of Human Rights, the New York City Commission on Human Rights, the California Civil Rights Department) as well as law enforcement (e.g., the state Attorney General). Similarly, nothing in this Award Agreement or the Plan prohibits you from speaking with your own attorney regarding your own legal rights or obligations.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.
THE GOLDMAN SACHS GROUP, INC.

[U.K. Material Risk Taker Appendix

This Appendix supplements Paragraph 9 and sets forth additional events that result in forfeiture of up to all of your PSUs and Shares at Risk and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. As with the events described in Paragraph 9, more than one event may apply, in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event and the Firm reserves the right to (a) suspend vesting of Outstanding PSUs, delivery of the Settlement Amount or release of Transfer Restrictions, (b) deliver the Settlement Amount or dividends into an escrow account in accordance with Paragraph 14(f)(v) or (c) apply Transfer Restrictions to any Shares in connection with any investigation of whether any of the events that result in forfeiture under this Appendix have occurred.

With respect to the events described in this Appendix, the Committee will consider certain factors to determine whether and what portion of your Award will terminate, including the reason for the “Loss Event” (as defined below) or “Risk Event” (as defined below) and the extent to which: (1) you participated in the Loss Event or Risk Event, (2) your compensation for __________ may or may not have been adjusted to take into account the risk associated with the Loss Event, Risk Event, your “Serious Misconduct” (as defined below) or the Serious Misconduct of a “Supervised Employee” (as defined below) and (3) your compensation may be adjusted for the year in which the Loss Event, Risk Event, your Serious Misconduct or a Supervised Employee’s Serious Misconduct is discovered.

(a)A Loss Event Occurs Prior to Delivery. If a Loss Event occurs prior to the delivery of the Settlement Amount, your rights in respect of all or a portion of your PSUs (whether or not Vested) which are scheduled to deliver on the next Settlement Date immediately following the date that the Loss Event is identified (or, if not practicable, then the next following Settlement Date) will terminate, and no Settlement Amount will be delivered in respect of such PSUs.
(i)“Loss Event” means (A) an annual pre-tax loss at GS Inc. or (B) annual negative revenues in one or more reporting segments as disclosed in the Firm’s Form 10-K other than the Asset & Wealth Management segment (or any successor or equivalent segment or sub-segment as determined by the Firm), or annual negative revenues in the Asset & Wealth Management segment (or any successor or equivalent segment or sub-segment as determined by the Firm) of $5 billion or more, provided in either case that you are employed in a business within such reporting segment.
(b)A Risk Event Occurs On or Before the Applicable End Date. If a Risk Event occurs on or before the Applicable End Date, (i) your rights in respect of all or a portion of your PSUs (whether or not Vested) will terminate and no Settlement Amount will be delivered in respect of such PSUs, (ii) your rights to all or a portion of any Shares at Risk will terminate and such Shares at Risk will be cancelled and (iii) you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the Settlement Amount (plus any dividend payments) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (A) the date the Risk Event occurred and (B) the date that the repayment request is made.
(i)“Risk Event” means there occurs a loss of 5% or more of firmwide total capital from a reportable operational risk event determined in accordance with the firmwide Reporting and Operational Risk Events Policy (or any successor policy).
(c)You Engage in Serious Misconduct On or Before the Applicable End Date. If you engage in Serious Misconduct during the period beginning on the applicable Transferability Date through the Applicable End Date, you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the Settlement Amount (plus any dividend payments) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (i) the date the Serious Misconduct occurred and (ii) the date that the repayment request is made.

(i)“Serious Misconduct” means that you engage in conduct that the Firm reasonably considers, in its sole discretion, to be misconduct sufficient to justify summary termination of employment under English law.
(d)A Supervised Employee Engages in Serious Misconduct. If the Committee determines that it is appropriate to hold you accountable in whole or in part for Serious Misconduct related to compliance, control or risk that occurred during ________ by a Supervised Employee, your rights in respect of all or a portion of your PSUs (whether or not Vested) will terminate and no Settlement Amount will be delivered in respect of such PSUs and your rights to all or a portion of any Shares at Risk will terminate and such Shares at Risk will be cancelled.
(i)“Supervised Employee” means an individual with respect to whom the Committee determines you had supervisory responsibility as a result of direct or indirect reporting lines or your management responsibility for an office, division or business.
(e)Certain Definitions.
(i)“Applicable End Date” means, with respect to each classification in the table below, the following:

Classification	Applicable End Date
GSAMI MRT	_______________
GSAMI Senior MRT	_______________
UK MRT	_______________

(ii)“GSAMI MRT” means an individual other than a GSAMI Senior MRT or UK MRT who, at any point in _______, was classified by the Firm as a GSAMI Material Risk Taker in accordance with the remuneration code under the UK Investment Firms Prudential Regime (“IFPR”).
(iii)“GSAMI Senior MRT” means an individual other than a UK MRT who, at any point in _______, was classified by the Firm as a GSAMI Senior Material Risk Taker in accordance with the remuneration code under the IFPR.
(iv)“UK MRT” means an individual who, at any point in _______, was classified by the Firm as a Material Risk Taker in accordance with the remuneration codes applicable to dual-regulated UK firms.
(v)For purposes of these definitions, if during _______ you were classified by the Firm as any combination of GSAMI MRT or GSAMI Senior MRT and UK MRT then your classification in the table above is UK MRT; or as a combination of GSAMI MRT and GSAMI Senior MRT then your classification in the table above is GSAMI Senior MRT.
Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute arising out of or relating to the payment required by Paragraphs (b) and (c) of this Appendix (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 17 of this Award Agreement and Section 3.17 of the Plan as the sole means of resolution of such dispute (including the recovery by the Firm of the payment amount).]

Definitions Appendix

The following capitalized terms are used in this Award Agreement with the following meanings:
(a)“409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A.
(b)“Associate With a Covered Enterprise” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Covered Enterprise or (ii) associate in any capacity (including association as an officer, employee, partner, director, consultant, agent or advisor) with any Covered Enterprise. Associate With a Covered Enterprise may include, as determined in the discretion of the Committee, (i) becoming the subject of any publicly available announcement or report of a pending or future association with a Covered Enterprise and (ii) unpaid associations, including an association in contemplation of future employment. “Association With a Covered Enterprise” will have its correlative meaning.
(c)“Covered Enterprise” means a Competitive Enterprise and any other existing or planned business enterprise that: (i) offers, holds itself out as offering or reasonably may be expected to offer products or services that are the same as or similar to those offered by the Firm or that the Firm reasonably expects to offer (“Firm Products or Services”) or (ii) engages in, holds itself out as engaging in or reasonably may be expected to engage in any other activity that is the same as or similar to any financial activity engaged in by the Firm or in which the Firm reasonably expects to engage (“Firm Activities”). For the avoidance of doubt, Firm Activities include any activity that requires the same or similar skills as any financial activity engaged in by the Firm or in which the Firm reasonably expects to engage, irrespective of whether any such financial activity is in furtherance of an advisory, agency, proprietary or fiduciary undertaking.
The enterprises covered by this definition include enterprises that offer, hold themselves out as offering or reasonably may be expected to offer Firm Products or Services, or engage in, hold themselves out as engaging in or reasonably may be expected to engage in Firm Activities directly, as well as those that do so indirectly by ownership or control (e.g., by owning, being owned by or by being under common ownership with an enterprise that offers, holds itself out as offering or reasonably may be expected to offer Firm Products or Services or that engages in, holds itself out as engaging in or reasonably may be expected to engage in Firm Activities). The definition of Covered Enterprise includes, solely by way of example, any enterprise that offers, holds itself out as offering or reasonably may be expected to offer any product or service, or engages in, holds itself out as engaging in or reasonably may be expected to engage in any activity, in any case, associated with investment banking; public or private finance; lending; financial advisory services; private investing for anyone other than you or your family members (including, for the avoidance of doubt, any type of proprietary investing or trading); private wealth management; private banking; consumer or commercial cash management; consumer, digital or commercial banking; merchant banking; asset, portfolio or hedge fund management; insurance or reinsurance underwriting or brokerage; property management; or securities, futures, commodities, energy, derivatives, currency or digital asset brokerage, sales, lending, custody, clearance, settlement or trading. An enterprise that offers, holds itself out as offering or reasonably may be expected to offer Firm Products or Services, or engages in, holds itself out as engaging in or reasonably may be expected to engage in Firm Activities is a Covered Enterprise, irrespective of whether the enterprise is a customer, client or counterparty of the Firm or is otherwise associated with the Firm and, because the Firm is a global enterprise, irrespective of where the Covered Enterprise is physically located.
(d)“Determination Date” means the date specified on your Award Statement as the date on which the Committee will determine whether or not, and to what extent, the Performance Goal[s] [was][were] achieved for the Performance Period.
(e)“Dividend Equivalent Payments” means any payments made in respect of Dividend Equivalent Rights.
(f)“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

(g)“Failed to Consider Risk” means that you participated (or otherwise oversaw or were responsible for, depending on the circumstances, another individual’s participation) in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system.
(h)“Performance Goal” means the performance goal determined by the Committee that is specified on your Award Statement.
(i)“Performance Period” means the performance period determined by the Committee that is specified on your Award Statement.
(j)[“Qualified Termination” means the termination of your Employment by the Firm where none of the forfeiture and repayment events described in Paragraphs 9 and 10 has occurred. No Employment termination that you initiate, including any purported “constructive termination,” a “termination for good reason” or similar concepts, can be a Qualified Termination.]
(k)“Qualifying Termination After a Change in Control” means that the Firm terminates your Employment other than for Cause or you terminate your Employment for Good Reason, in each case, within 18 months following a Change in Control.
(l)[“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.]
(m)“SEC” means the U.S. Securities and Exchange Commission.
(n)“Selected Firm Personnel” means any individual who is or in the three months preceding the conduct prohibited by Paragraph 9(b)(ii) was (i) a Firm employee or consultant with whom you personally worked while employed by the Firm, (ii) a Firm employee or consultant who, at any time during the year preceding the date of the termination of your Employment, worked in the same division in which you worked or (iii) an Advisory Director, a Managing Director or a Senior Advisor of the Firm.
(o)“Settlement Amount” means an amount deliverable to you in respect of your PSUs (determined as described in the Award Statement).
(p)“Settlement Date” means each date specified on your Award Statement as the date on which the Settlement Amount will be delivered, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.
(q)“Share” means a share of Common Stock.
(r)“Shares at Risk” means Shares that are subject to Transfer Restrictions.

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in the Plan:
(a)“Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.
(b)“Award Agreement” means the written document or documents by which each Award is evidenced, including any related Award Statement and signature card.
(c)“Award Statement” means a written statement that reflects certain Award terms.
(d)“Board” means the Board of Directors of GS Inc.
(e)“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.
(f)“Cause” means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.
(g)“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.
(h)“Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least

50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (A) were members of the Board on the Effective Date or (B) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).
(i)“Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.
(j)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.
(k)“Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.
(l)“Common Stock” means common stock of GS Inc., par value $0.01 per share.
(m)“Competitive Enterprise” means an existing or planned business enterprise that (i) engages, or may reasonably be expected to engage, in any activity; (ii) owns or controls, or may reasonably be expected to own or control, a significant interest in any entity that engages in any activity or (iii) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably be expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation: financial services such as investment banking; public or private finance; lending; financial advisory services; private investing for anyone other than the Grantee and members of the Grantee’s family (including for the avoidance of doubt, any type of proprietary investing or trading); private wealth management; private banking; consumer or commercial cash management; consumer, digital or commercial banking; merchant banking; asset, portfolio or hedge fund management; insurance or reinsurance underwriting or brokerage; property management; or securities, futures, commodities, energy, derivatives, currency or digital asset brokerage, sales, lending, custody, clearance, settlement or trading.
(n)“Covered Person” means a member of the Board or the Committee or any employee of the Firm.
(o)“Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.
(p)“Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.
(q)“Effective Date” means the date this Plan is approved by the shareholders of GS Inc. pursuant to Section 3.15 of the Plan.

(r)“Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.
(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.
(t)“Extended Absence” means the Grantee’s inability to perform for six (6) continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.
(u)“Firm” means GS Inc. and its subsidiaries and affiliates.
(v)“Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).
(w)“Grantee” means a person who receives an Award.
(x)“GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.
(y)“1999 SIP” means The Goldman Sachs 1999 Stock Incentive Plan, as in effect prior to the effective date of the 2003 SIP.
(z)“Outstanding” means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.
(aa)“Restricted Share” means a share of Common Stock delivered under the Plan that is subject to Transfer Restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the Restricted Share Award Agreement or other applicable Award Agreement. All references to Restricted Shares include “Shares at Risk.”
(ab)“Retirement” means termination of the Grantee’s Employment (other than for Cause) on or after the Date of Grant at a time when (i) (A) the sum of the Grantee’s age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 60 and (B) the Grantee has completed at least 10 years of service with the Firm (as determined by the Committee in its sole discretion) or, if earlier, (ii) (A) the Grantee has attained age 50 and (B) the Grantee has completed at least five years of service with the Firm (as determined by the Committee in its sole discretion).
(ac)“RSU” means a restricted stock unit granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.

(ad)“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.
(ae)“SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.
(af)“SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.
(ag)“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, suggesting, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action. The terms “Solicited,” “Soliciting” and “Solicitation” will have their correlative meanings.
(ah)“Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.
(ai)“Transferability Date” means the date Transfer Restrictions on a Restricted Share will be released. Within 30 Business Days after the applicable Transferability Date, GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove Transfer Restrictions.
(aj)“Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.
(ak)“Vesting Date” means each date specified in the Grantee’s Award Agreement as a date on which part or all of an Award becomes Vested.
(al)Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).